Exhibit 99.1

Kayne Anderson BDC, Inc. Announces March 31, 2026 Financial Results and Declares Second Quarter 2026 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the first quarter ended March 31, 2026.

Financial Highlights for the Quarter Ended March 31, 2026

●	Net investment income of $28.9 million, or $0.43 per share;

●	Net asset value of $16.23 per share, decreased from $16.32 per share as of December 31, 2025, primarily as a result of realized and unrealized losses of $0.17, partially offset by higher net investment income earned over distributions paid of $0.03 and accretive share repurchases of $0.05;

●	New private credit and equity co-investment commitments of $92.5 million, fundings of $99.1 million and repayments of $74.6 million, resulting in a net funded private credit and equity investment increase of $24.5 million;

●	Sales and repayments of broadly syndicated loans of $17.4 million;

●	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on July 16, 2026 to stockholders of record as of June 30, 2026.

“KBDC’s stable performance in today’s market reinforces the differentiation of our value lending strategy,” said Doug Goodwillie, Co-Chief Executive Officer. “Our focus on conservative structures in stable, staple industries and our negligible exposure to software positions us to navigate uncertainty from a place of strength and to continue delivering attractive risk-adjusted returns over the long term.”

“First quarter results demonstrate the consistency and resiliency of our credit approach,” said Ken Leonard, Co-Chief Executive Officer. “NII of $0.43 per share again exceeded our $0.40 dividend, on a 93% first-lien focused portfolio yielding 10.1%. Our selective approach resulted in new originations priced at SOFR plus 549 basis points aimed at attractive risk-adjusted opportunities underwritten with our consistent time-tested, conservative approach.”

Selected Financial Highlights

	As of
(in thousands, except per share data)	March 31, 2026		December 31, 2025

Investment portfolio, at fair value	$2,194,304		$2,198,421
Total assets	$2,252,359		$2,286,702
Total debt outstanding, at principal	$1,138,000		$1,130,000
Net assets	$1,079,192		$1,109,931
Net asset value per share	$16.23		$16.32
Total debt-to-equity ratio	1.05	x	1.02	x

	For the quarter ended
	March 31, 2026	December 31, 2025

Net investment income per share	$0.43	$0.44
Net realized and unrealized gains (losses) per share(1)	$(0.17)	$(0.12)
Earnings per share	$0.26	$0.32
Regular dividend per share	$0.40	$0.40

(1)	Amounts shown may not correspond for the period as it includes the effect of the timing of the distribution, shares repurchased, and the issuance of common stock.

Results of Operations

Total investment income for the quarter ended March 31, 2026 was $57.3 million, as compared to $61.9 million for the quarter ended December 31, 2025. The decrease was primarily driven by lower average reference rates and less accelerated OID and repayment fees related to realization activity, partially offset by PIK interest income from Arborworks Acquisition resulting from the change from non-accrual to accrual status. PIK income represented 7.5% of total interest income for the quarter, as compared to 7.4% for the quarter ended December 31, 2025. For the quarter ended March 31, 2026, 3.9% of total interest income relates to PIK interest recognized on the Company’s debt investments in Arborworks Acquisition, LLC following the change to accrual status.

Net investment income for the quarter ended March 31, 2026 was $28.9 million or $0.43 per share as compared to $30.1 million or $0.44 per share for the quarter ended December 31, 2025. Net expenses for the quarter were $28.4 million, as compared to $31.8 million for the quarter ended December 31, 2025. The decrease was primarily related to lower interest expense and lower incentive fees during the quarter.

For the quarter ended March 31, 2026, the Company had realized losses of $2.3 million and had a net change in unrealized losses on investments of $9.0 million. In February 2026, the Company completed a restructure of its debt investment in Regiment Security Partners LLC whereby the existing first lien senior secured debt was exchanged for new debt that included a tranche of last out first lien senior secured debt, and the Company recognized a $2.0 million realized loss as a result of the debt restructure. The Company also recognized a $0.3 million realized loss due to the rotation out of one of its broadly syndicated loans. The unrealized losses for the quarter were primarily driven by decreases in fair value and quarterly amortization of original issue discounts, partially offset by new upfront fees for originations during the quarter.

Portfolio and Investment Activity

	As of
($ in thousands)	March 31, 2026		December 31, 2025

Investments at fair value	$2,194,304		$2,198,421
Number of portfolio companies	105		107
Average portfolio company investment size	$20,898		$20,546

Asset class:
First lien debt	92.6%		93.2%
Subordinated debt	5.5%		4.9%
Equity	1.9%		1.9%

Non-accrual debt investments:
Non-accrual investments at fair value	$53,685		$30,951
Non-accrual investments as a percentage of debt investments at fair value	2.5%		1.4%

Interest rate type:
Percentage floating-rate	95.1%		95.7%
Percentage fixed-rate	4.9%		4.3%

Yields excluding non-income producing debt investments (at fair value):
Weighted average yield on private middle market loans	10.2%		10.4%
Weighted average yield on broadly syndicated loans	6.5%		6.0%
Weighted average yield on total debt portfolio	10.1%		10.3%

Yields including non-income producing debt investments (at fair value):
Weighted average yield on private middle market loans	9.9%		10.2%
Weighted average yield on broadly syndicated loans	6.5%		6.0%
Weighted average yield on total debt portfolio	9.9%		10.1%

Investment activity during the quarter ended:
Gross new investment commitments	$92,510	(1)	$112,814	(2)
Principal amount of investments funded	$99,102	(1)	$99,336	(2)
Principal amount of investments sold or repaid	$(91,995	)(1)	$(151,507	)(2)
Net principal amount of investments funded (repaid)	$7,107		$(52,171)

(1)	For the quarter ending March 31, 2026, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $17,357 of investments sold or repaid.
(2)	For the quarter ending December 31, 2025, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $19,810 of investments sold or repaid.

Liquidity and Capital Resources

As of March 31, 2026, the Company had $275 million senior unsecured notes outstanding, $863 million borrowed under its credit facilities and cash and cash equivalents of $32.7 million (including investments in money market funds). As of that date, the Company had $537 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of March 31, 2026, the Company’s debt-to-equity ratio was 1.05x and its asset coverage ratio was 195%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company may operate above or below its target based on market conditions.

Recent Developments

●	On May 5, 2026, the Board of Directors declared a regular dividend to common stockholders in the amount of $0.40 per share. The regular dividend of $0.40 per share will be paid on July 16, 2026, to stockholders of record as of the close of business on June 30, 2026.

●	From April 1, 2026 to May 5, 2026, the Company’s agent repurchased 131,921 shares of common stock at an average price of $14.29 per share for a total amount of $1.9 million. As of May 5, 2026, $36.7 million remains for repurchase under the Company’s current 10b5-1 Plan.

●	On May 5, 2026, the Board of Directors of the Company authorized an extension to the Company’s share repurchase plan to extend the expiration to May 24, 2027. Under the terms of the program (effective May 25, 2026), which are substantially the same as the Company’s existing share repurchase program, the Company may repurchase up to $100 million of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Tuesday, May 12, 2026, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Domestic: 800-715-9871

●	International: +1 646-307-1963

●	Conference ID: 2324672

Webcast Link

https://events.q4inc.com/attendee/575759472

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. A telephone replay will also be available by dialing 800-770-2030 (domestic) and +1 609-800-9909 (international) and conference ID of 2616610. The replay will be available until May 19, 2026.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	March 31,	December 31,
	2026	2025
Assets:	(Unaudited)
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $2,052,231 and $2,079,041)	$2,058,477	$2,084,737
Non-controlled, affiliated investments (amortized cost of $129,946 and $118,459)	125,491	113,684
Controlled, affiliated investments (amortized cost of $20,228 and $0)	10,336	-
Investments in money market funds (amortized cost of $18,348 and $25,409)	18,348	25,409
Cash	14,314	18,027
Deposits for investments	-	13,015
Receivable for sales of investments	-	7,168
Receivable for principal payments on investments	722	308
Interest receivable	24,420	24,063
Prepaid expenses and other assets	251	291
Total Assets	$2,252,359	$2,286,702

Liabilities:
Corporate Credit Facility	$115,000	$135,000
Unamortized Corporate Credit Facility issuance costs	(3,135)	(3,372)
Revolving Funding Facility	553,000	525,000
Unamortized Revolving Funding Facility issuance costs	(6,639)	(4,671)
Revolving Funding Facility II	195,000	195,000
Unamortized Revolving Funding Facility II issuance costs	(1,970)	(2,100)
Notes	273,822	274,701
Unamortized notes issuance costs	(2,362)	(2,560)
Shares repurchased payable	97	496
Distributions payable	26,595	27,213
Management fee payable	5,416	5,613
Incentive fee payable	3,111	3,935
Accrued expenses and other liabilities	15,232	22,041
Accrued excise tax expense	-	475
Total Liabilities	$1,173,167	$1,176,771

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 66,481,923 and 67,998,184 as of March 31, 2026 and December 31, 2025, respectively, issued and outstanding	$66	$68
Additional paid-in capital	1,086,618	1,108,001
Total distributable earnings (deficit)	(7,492)	1,862
Total Net Assets	$1,079,192	$1,109,931
Total Liabilities and Net Assets	$2,252,359	$2,286,702
Net Asset Value Per Common Share	$16.23	$16.32

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)

	For the Three Months Ended
	March 31,
	2026	2025
Income:	(Unaudited)	(Unaudited)
Investment income from investments:
Interest income from non-controlled, non-affiliated investments	$49,746	$54,708
Interest income from non-controlled, affiliated investments	2,994	-
Payment-in-kind interest income from non-controlled, non-affiliated investments	4,273	306
Dividend income	312	231
Total Investment Income	57,325	55,245

Expenses:
Management fees	5,416	5,131
Incentive fees	3,111	4,490
Interest expense	18,860	17,125
Professional fees	314	345
Directors fees	164	158
Excise tax expense (benefit)	(11)	(43)
Other general and administrative expenses	575	581
Total Expenses	28,429	27,787
Less: Management fee waiver	-	(1,283)
Net Expenses	28,429	26,504
Net Investment Income (Loss)	28,896	28,741

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	(2,247)	566
Total net realized gains (losses)	(2,247)	566
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(7,006)	(6,493)
Non-controlled, affiliated investments	321	(18)
Controlled, affiliated investments	(2,336)	-
Total net change in unrealized gains (losses)	(9,021)	(6,511)
Total realized and unrealized gains (losses)	(11,268)	(5,945)
Income tax (expense) benefit on unrealized appreciation/depreciation on investments	(387)	(581)
Net Increase in Net Assets Resulting from Operations	$17,241	$22,215
Per Common Share Data:
Basic and diluted net investment income per common share	$0.43	$0.40
Basic and diluted net increase in net assets resulting from operations	$0.26	$0.31
Weighted Average Common Shares Outstanding - Basic and Diluted	67,144,353	71,234,684

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations

kaynebdc@kaynecapital.com